Exhibit 99.1

MAXIMUS

MAXIMUS REPORTS SECOND QUARTER REVENUE
OF $130.7 MILLION AND EPS OF 32 CENTS

(RESTON, Va. – May 6, 2003) – MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services for government agencies, today reported results for its fiscal 2003 second quarter ended March 31, 2003.

Revenue for the second quarter increased 7.1% to $130.7 million compared to $122.0 million recorded in the second quarter last year and consistent with the Company’s revised revenue expectations in the range of $127.0 million to $132.0 million.  Net income for the second quarter was $6.9 million, or $0.32 per diluted share, versus net income in the prior-year period of $7.1 million, or $0.30 per diluted share, and also in line with the Company’s revised EPS expectations in the range of $0.30 to $0.35 per diluted share.

Since the close of the second quarter, the Company announced that it had been notified of the intent of the state of California’s Managed Risk Medical Insurance Board (MRMIB) to award MAXIMUS a five-year contract, estimated at $418.4 million which includes $70.6 million in pass-through costs.  The scope of work will cover two California programs:  the Healthy Families Program (HFP) and the Access for Infants and Mothers (AIM) Program.  The Company does not expect to recognize any revenue from this project until January 1, 2004, and it estimates that reimbursable transition costs of approximately $18.0 million will be incurred through December 2003.  These costs will be deferred and are expected to be amortized over the five years beginning January 1, 2004 and are not expected to impact profitability in 2003.  The award is still subject to execution of a completed contract, which is expected to occur in May.

“After a challenging March quarter, we are delighted by this notice of contract award which ranks as one of the largest wins in the Company’s 28-year history,” Dr. David V. Mastran, Chief Executive Officer and President.  “This award is a solid confirmation of our strategy to invest in our proposal operations center, established just last year, and underscores our long-term commitment to invest in and develop new initiatives and capabilities that expand our business despite weaknesses and uncertainties in the current environment.”

As previously expected, second quarter results were impacted by challenging market conditions, including state cutbacks and postponements due to continued state budget pressures which influenced state procurement decisions.  Related delays in contract signings and work start delays in certain Systems and Consulting contracts affected revenue and profitability for the period.

While Systems revenue declined slightly on a sequential basis due to the delayed signing and work start delays, revenue still increased 18% on a year-over-year basis as a result of growth in ERP Solutions, Asset Solutions and Justice Solutions and we expect continued growth the remainder of the year.

As expected, Health Services increased slightly on a sequential basis as the segment maintained market share, serviced existing accounts and continued to benefit from a base of consistent recurring revenue.   On a year-over year basis, revenue increased 15% over the second quarter of last year.

Human Services revenue increased approximately 5% on a year-over-year basis but declined when compared to first quarter revenue as the segment continued to be impacted by weakness primarily in Workforce Services and is expected to remain soft for the remainder of the fiscal year as current trends persist.

Consulting revenue in the second quarter increased slightly on a sequential basis but declined 4% year-over-year due to softer demand for traditional services, such as IT consulting and management studies, which was partially offset by the solid performance of the Financial Services practice.

Cash flow from operations in the second quarter totaled $19.2 million with free cash flow (which represents cash provided by operating activities less capitalized software development costs and purchases of property and equipment) of $15.8 million.  As anticipated, Days Sales Outstanding (DSOs) declined to 98 days at the end of the quarter from 101 days in the first quarter.

At March 31, 2003, cash and marketable securities increased to $92.8 million, primarily as a result of solid cash flows and net of the Company’s repurchase of 369,800 common shares under its ongoing share repurchase program.  In March 2003, the Board authorized an additional $30 million for the program for a total balance available at the end of the second quarter of approximately $31.5 million.  MAXIMUS remains debt-free and intends to continue to repurchase shares under the program as appropriate.

Signed contract wins through April 30, 2003 totaled $238.0 million compared to $118.7 million for the comparable period last year.  Awarded but unsigned contracts, which include the newly awarded $418 million MRMIB contract, totaled $539.8 million at April 30, 2003, versus $125.0 million in the prior year.  Sales opportunities (consisting of $458.2 million in proposals pending, $52.7 million in proposals in preparation and $497.1 million of RFPs tracking) remained strong and totaled just over $1 billion versus $649.0 million recorded for the same period a year ago.

For the fiscal year ending September 30, 2003, MAXIMUS continues to expect to generate revenue between $520.0 million and $530.0 million and diluted earnings per share of at least $1.60. MAXIMUS expects sequential improvement in profitability from the second quarter driven by resource reductions in some areas and improved contributions primarily related to the commencement of previously delayed work.

Dr. Mastran concluded, “While it was necessary to previously adjust our outlook for the year, we are energized about our future prospects and opportunities.  In addition to winning the largest contract in company history, the overall business remains largely resilient, profitable and continues to generate solid recurring annual cash flows.”

The Company will host a conference call at 10:30 EDT which is open to the public and can be accessed by calling:

Conference Call Number:	800.223.9488 (Domestic)
785.832.1077 (International)

Conference ID: MMS

For those unable to listen to the live call, a replay will be available for one week following the call and will expire on Tuesday, May 13th, 2003, at midnight.  The replay will be available by calling:

Replay:	402.220.1173 or 800.934.4245

MAXIMUS is one of America’s largest government services companies, providing governments with consulting, program management, and information technology services. The Company has 5,300 employees located in more than 245 offices across the United States and overseas.  In 1999, 2000, and 2001, MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America. MAXIMUS is also one of the two companies selected by Business Week Magazine as one of the Hottest Small Cap Growth Companies for the last four years in a row. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission (file number 001-12997)

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2002	March 31, 2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,965	$92,623
Marketable securities	160	140
Accounts receivable - billed	108,074	111,313
Accounts receivable - unbilled	25,102	29,839
Prepaid expenses and other current assets	7,123	7,518
Total current assets	235,424	241,433
Property and equipment, at cost	39,612	43,018
Less: Accumulated depreciation and amortization	(14,206)	(16,814)
Property and equipment, net	25,406	26,204
Software development costs	19,024	20,719
Less: Accumulated amortization	(4,908)	(6,829)
Software development, net	14,116	13,890
Goodwill, net	68,812	71,291
Intangible assets, net	6,540	6,647
Other assets	1,792	2,115

Total assets	$352,090	$361,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,867	$13,459
Accrued compensation and benefits	19,726	18,361
Deferred revenue	12,939	16,080
Income taxes payable	2,325	3,163
Deferred income taxes	1,811	1,938
Other current liabilities	1,794	1,766
Total current liabilities	49,462	54,767
Other liabilities	499	414
Total liabilities	49,961	55,181

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,509,444 and 20,888,289 shares issued and outstanding at September 30, 2002 and March 31, 2003, at stated amount, respectively	144,156	131,109
Accumulated other comprehensive income	24	42
Retained earnings	157,949	175,248
Total shareholders’ equity	302,129	306,399
Total liabilities and shareholders’ equity	$352,090	$361,580

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2002	2003	2002	2003
Revenue	$121,953	$130,663	$251,523	$263,354
Cost of revenue	86,749	92,077	175,535	182,507
Gross profit	35,204	38,586	75,988	80,847
Selling, general and administrative expenses	23,589	27,059	46,117	52,676
Non-cash equity based compensation	—	256	—	512
Amortization of acquisition-related intangibles	250	273	513	553
Income from operations	11,365	10,998	29,358	27,106
Interest and other income	670	390	1,403	937
Income before income taxes	12,035	11,388	30,761	28,043
Provision for income taxes	4,968	4,498	12,458	11,077
Net income	$7,067	$6,890	$18,303	$16,966

Earnings per share:
Net income:
Basic	$0.31	$0.33	$0.79	$0.80
Diluted	$0.30	$0.32	$0.76	$0.79

Weighted average shares outstanding:
Basic	23,142	21,092	23,121	21,159
Diluted	23,850	21,329	23,937	21,419

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended March 31,
	2002	2003

Cash flows from operating activities:
Net income	$18,303	$16,966

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,147	2,608
Amortization	1,613	2,474
Deferred income taxes	1,331	294
Tax benefit due to option exercises	915	333
Non-cash equity based compensation	—	512

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	455	(3,201)
Accounts receivable - unbilled	(3,155)	(4,738)
Prepaid expenses and other current assets	(3,307)	(1,253)
Other assets	470	259
Accounts payable	(1,151)	2,316
Accrued compensation and benefits	(3,650)	(1,365)
Deferred revenue	(5,024)	3,132
Income taxes payable	1,084	838
Other liabilities	99	(187)

Net cash provided by operating activities	9,130	18,988

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(4,100)	(2,801)
Purchases of property and equipment	(4,148)	(3,382)
Decrease in notes receivable	90	136
Capitalization of software development costs	(3,415)	(1,695)
Decrease in marketable securities	1,040	30

Net cash used in investing activities	(10,533)	(7,712)

Cash flows from financing activities:
Employee stock transactions	6,556	1,906
Repurchases of common stock	(5,279)	(15,465)
Net payments on capital leases	(123)	(59)

Net cash provided by (used in) financing activities	1,154	(13,618)

Net decrease in cash and cash equivalents	(249)	(2,342)

Cash and cash equivalents, beginning of period	114,108	94,965

Cash and cash equivalents, end of period	$113,859	$92,623

MAXIMUS, Inc.

Segment Information

(Dollars in thousands)

(Unaudited)

The following table provides certain financial information for each of the Company’s business segments:

	Three Months Ended March 31,		Six Months Ended March 31,
	2002	2003	2002	2003
Revenue:
Consulting Group	$35,009	$33,566	$68,412	$66,761
Health Services Group	34,567	39,884	74,722	79,408
Human Services Group	34,403	36,014	71,583	74,373
Systems Group	17,974	21,199	36,806	42,812
Total	$121,953	$130,663	$251,523	$263,354

Gross Profit:

Consulting Group	$16,560	$14,090	$32,090	$28,050
Health Services Group	2,657	9,407	11,125	19,212
Human Services Group	6,958	6,306	14,507	14,308
Systems Group	9,029	8,783	18,266	19,277
Total	$35,204	$38,586	$75,988	$80,847

Income from operations:

Consulting Group	$8,425	$5,132	$16,376	$10,271
Health Services Group	(1,011)	5,270	4,102	11,670
Human Services Group	2,273	166	5,573	2,123
Systems Group	1,678	430	3,307	3,042
Total	$11,365	$10,998	$29,358	$27,106